EXHIBIT 10.23
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
     Executive Officers:
     The following table sets forth the current annual base salaries and certain other compensation information of the executive officers of American Pacific Corporation (the “Company”) as of September 30, 2007:

		Base Salary as of
		October	September	Potential Bonus (1)
Name	Current Position	1, 2006	30, 2007	Potential Bonus (1)

John R. Gibson	Chief Executive Officer and Chairman of the Board	$436,550	$458,375	For the fiscal year ended September 30, 2007 (“fiscal 2007”), up to 100% of Base Salary as of October 1, 2006

Dr. Joseph Carleone	President and Chief Operating Officer	$290,000	$298,700	For fiscal 2007, up to 100% of Base Salary as of October 15, 2006

Linda G. Ferguson	Vice President-Administration and Secretary	$186,000	$191,580	For fiscal 2007, up to 50% of Base Salary as of October 1, 2006

Dana M. Kelley	Vice President, Chief Financial Officer and Treasurer	$185,000	$190,550	For fiscal 2007, up to 50% of Base Salary as of October 1, 2006

Dr. Aslam Malik	President of Ampac Fine Chemicals, LLC	$232,872	$239,856	For fiscal 2007, up to 114% of Base Salary as of October 1, 2006 (2)

Robert Huebner	Vice President - Ampac-ISP Operations	$155,952	$160,631	For fiscal 2007, up to 21% of Base Salary as of October 1, 2006 (3)

In addition to base salary and potential bonus, the executive officers may receive equity and/or certain other compensation, bonus and benefits under the Company’s equity incentive and other benefit plans and programs, as applicable.

(1)	Except for Dr. Malik and Mr. Huebner, each of the executive officers of the Company is a participant in a discretionary executive incentive compensation program established by the Company’s Corporate Governance Committee and Board of Directors pursuant to which participants may earn up to a specified percentage of their respective base salaries, subject to the Company achieving certain targets for the fiscal year. Payment of any bonus amount remains entirely at the discretion of the Company’s Corporate Governance Committee and Board of Directors, notwithstanding the achievement of such financial targets and any other bonus requirements.

(2)	Dr. Malik participates in the AMPAC Fine Chemicals incentive compensation plan pursuant to which he may earn up to a specified percentage of his base salary, subject to the Company achieving certain targets for the fiscal year. Payment of any bonus amount remains entirely at the discretion of the Company’s Corporate Governance Committee and Board of Directors, notwithstanding the achievement of such financial targets and any other bonus requirements.

(3)	Mr. Huebner participates in the incentive compensation plan for the Company’s Aerospace Equipment segment pursuant to which he may earn up to a specified percentage of his base salary,

subject to the Company achieving certain targets for the fiscal year. Payment of any bonus amount remains entirely at the discretion of the Company’s Corporate Governance Committee and Board of Directors, notwithstanding the achievement of such financial targets and any other bonus requirements.
Directors:
Directors of the Company (other than directors who are also employees of the Company) are compensated at the rate of $5,000 per quarter, plus $1,100 per meeting of the Company’s Board of Directors meeting attended, and $800 per committee meeting attended, and are reimbursed for expenses incurred in attending such meetings. Committee chairmen receive an additional $300 per committee meeting attended.
Directors of the Company (who are neither full-time or part-time employees of the Company) may be granted from time to time stock options under the 2002 Directors Stock Option Plan, to the extent shares remain authorized and available under such plan.
In addition, one director, Mr. C. Keith Rooker, bills the Company at his customary rates for legal services rendered to the Company and expenses incurred in connection therewith.